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                                                                     EXHIBIT 99



                                PRESS RELEASE


FOR IMMEDIATE RELEASE                                  Contact: G. Dan Marshall

                                                                 (618) 474-7666


                   ARGOSY GAMING COMPANY RAISES $8.0 MILLION
                      OF EQUITY THROUGH PRIVATE PLACEMENT


     Alton, IL, June 16, 1998, --Argosy Gaming Company (NYSE:AGY) announced today the closing of a private placement of $8.0 million of Convertible Preferred Stock together with Warrants representing an additional five percent of the amount of funding received by the Company. The Convertible Preferred Shares provide for a 4% per annum dividend, payable in cash and/or in kind at the time of conversion or maturity, at the Company's option. The Convertible Preferred Shares and Warrants have a fixed initial strike price of $3.89 per share. However, the strike price of the Convertible Preferred Shares and the Warrants may be reset downward in 270 days depending on market conditions and is subject to adjustment upon the occurrence of certain events. The Convertible Preferred Shares will become convertible in increments in 120 days, and in full in 210 days, at a floating price. At the time of the funding, the floating price would have been $3.24 per share. The Convertible Preferred Shares mature in seven years, and the Company has the right to force conversion and/or to redeem the Holder(s) at maturity. Additionally, this transaction provides for put and call options which, subject to certain restrictions and limitations, allows for up to an additional $8.0 million of Convertible Preferred Shares and Warrants to be issued.

     The securities were sold in a transaction exempt from registration under the Securities Act of 1933. The Company has agreed to file a registration statement covering the common shares underlying the preferred shares and warrants under the Securities Act of 1933.

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     James B. Perry, President and Chief Executive Officer, stated, "This transaction is the result of a financial strategy which the Company has adopted to improve its capital structure by reducing financial leverage. Proceeds from this transaction will be used to fund certain anticipated capital expenditures over the next eighteen months."

     Argosy Gaming Company is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment facilities in the midwestern and southern United States. The Company, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, IL, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, MO, serving the Kansas City metropolitan market; and the Belle of Baton Rouge in Baton Rouge, LA. The Company is also a majority partner and operator of the Belle of Sioux City in Sioux City, IA and the Argosy Casino Lawrenceburg in Lawrenceburg, IN, serving the southeast tri-state Cincinnati, OH metropolitan market, including Dayton and Columbus, OH, Lexington and Louisville, KY and Columbus and Indianapolis, IN.